EXHIBIT 10.31

SECOND AMENDMENT TO

THE RETIREMENT PLAN FOR EMPLOYEES OF

BANCTRUST FINANCIAL GROUP, INC.

The Retirement Plan for Employees of BancTrust Financial Group, Inc. is hereby amended as follows:

PREAMBLE

1.	Adoption and effective date of amendment. This amendment of the Plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this amendment shall be effective as of the first day of the first Plan Year beginning after December 31, 2001.

2.	Supersession of inconsistent provisions. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

3.	Section 1.09 is amended to read as follows effective December 31, 2002:

Section 1.09 “Applicable Mortality Table” means the table prescribed by the Secretary of the Treasury under Section 417(e)(3) of the Code. As of January 1, 1995, the Applicable Mortality Table is a mortality table constructed from the 1983 Group Annuity Mortality Table converted to a unisex basis by assuming fifty percent (50%) males. Effective for distributions on and after December 31, 2002 and notwithstanding any other provision of the Plan to the contrary, the Applicable Mortality Table is the table prescribed in Revenue Ruling 2001-62.

4.	Section 1.16(f) is amended to read as follows:

(f)

Compensation Limits. Compensation, for all purposes, shall exclude amounts in excess of two hundred thousand dollars ($200,000) (or such other amount as determined in accordance with the cost-of-living adjustment procedures described in section 415(d) of the Code). In the event of a Plan Year that contains fewer than twelve (12) calendar months, then the annual compensation limit is an amount equal to the annual compensation limit for the calendar year in which the compensation period begins multiplied by the ratio obtained by dividing the number of full months in the period by twelve (12). In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994 and before January 1, 2002, the annual Compensation of each employee taken into account under the Plan shall not exceed the Section 401(a)(17) Annual Compensation Limit. The Section 401(a)(17) Annual Compensation Limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with section 401(a)(17)(B) of the Code. For Plan Years beginning on and after January 1, 2002, the Section 401(a)(17) Annual Compensation Limit is $200,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Code Section 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding twelve (12) months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than twelve (12) months, the Section 401(a)(17) Annual Compensation Limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period and the denominator of which is twelve (12). For Plan Years beginning on or after January 1, 1994, any reference in this Plan to the limitation under section 401(a)(17) of the Code shall mean the Section 401(a)(17) Annual Compensation Limit set forth in this provision. If Compensation for any prior determination period is taken into account in determining an employee’s benefits accruing in such Plan Year, the Compensation for that prior determination period is subject to the Section 401(a)(17) Annual Compensation Limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, with respect to determination periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, the Section 401(a)(17) Annual Compensation Limit is $150,000.

For all self-employed Individuals, Compensation shall mean Earned Income.

5.	Section 1.32 is amended to read as follows effective January 15, 2002:

Section 1.32 “Employer” shall mean:

(i)	BancTrust Financial Group, Inc. (formerly South Alabama Bancorporation), a holding corporation,

(ii)	The Bank of Mobile, a corporation with its principal place of business in Mobile, Alabama;

(iii)	First National Bank, a National Banking Association with its principal place of business in Brewton, Alabama; and

(iv)	effective August 1, 1997, Monroe County Bank, a banking institution with its principal offices in Monroeville, Alabama; and

(v)	any other trade or business which, with the consent of the Sponsor in accordance with Article VII, adopts this Plan.

6.	A new paragraph is added to the end of Section 1.38 to read as follows effective May 9, 2002:

Effective May 9, 2002, for the purpose of vesting and eligibility to participate in the Plan (but not for benefit accrual) Hours of Employment shall also include hours of employment with Wewahitchka State Bank as if such hours of employment were performed for the Employer.

7.	Section 1.39 is amended to read as follows:

Section 1.39 “Key Employee” shall mean

(a)	For distribution dates before January 1, 2002, any Employee, former Employee or Beneficiary thereof, who, at any time during the Plan Year in question or during any of the four (4) preceding Plan Years, is:

(1)	an officer of the Employer who received Top Heavy Compensation of more than fifty percent (50%) of the dollar limit on annual benefits from a defined benefit plan under Code section 415(b)(1)(A) for the calendar year in which such Plan Year ends,

(2)	one of the ten (10) Employees having annual Top Heavy Compensation greater than the limitation in effect under Code section 415(c)(1)(A) and owning both the largest interests in the Employer and more than a one-half of one percent (0.5%) interest in the Employer and one of the ten (10) largest interest in the Employer,

(3)	a Five-Percent Owner or

(4)	a one-percent owner of the Employer having an annual Top Heavy Compensation from the Employer of more than one hundred and fifty thousand dollars ($150,000).

For the purposes of paragraph (a), no more than fifty (50) Employees (or, if less, the greater of three (3), or ten percent (10%), of the Employees) shall be treated as officers. For the purposes of paragraph (b), if two (2) Employees have the same interest in the Employer, the Employee having greater annual Top Heavy Compensation shall be treated as having the larger interest. For the purposes of applying the terms of this definition, the provisions of Code section 416(i) are incorporated herein by reference.

(b)	For distribution dates on or after January 1, 2002, any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the determination date was an officer of the Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5 percent owner of the Employer, or a 1 percent owner of the Employer having annual Compensation of more than $150,000. For this purpose, annual compensation means Top Heavy Compensation. The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

8.	Section 1.48 is amended to read as follows effective January 15, 2002:

Section 1.48 “Plan” shall mean the Retirement Plan for Employees of BancTrust Financial Group, Inc. as contained herein and as amended from time to time and shall include the Trust Agreement, as it may be amended from time to time, and the Trust established under said Agreement. This Plan is an amendment and restatement of The Bank of Mobile Retirement Plan.

9.	Section 1.58 is amended to read as follows effective January 15, 2002:

Section 1.58 “Sponsor” shall mean BancTrust Financial Group, Inc. (formerly South Alabama Bancorporation).

10.	Section 1.62 is amended to read as follows:

Section 1.62 “Top Heavy Ratio” shall mean a fraction:

(1)	the numerator of which is the sum of the present value of Accrued Benefits plus, if the Employer maintains a defined contribution plan, the account balances thereunder for all Key Employees as of the Determination Date(s); and

(1)	the denominator of which is the sum of the account balances plus the present value of Accrued Benefits for all Participants as of the Determination Date(s), all determined in accordance with section 416 of the Code and the regulations thereunder.

The Accrued Benefits and account balances in both the numerator and denominator of the Top Heavy Ratio shall include any distribution made in the five (5)-year period ending on the Determination Date (effective for Distribution Dates on and after January 1, 2002, the one (1)-year period). The preceding sentence shall also apply to distributions under a terminated plan which, if it had not been terminated, would have been required to be included in a Required Aggregation Group. However, for Determination Dates on and after January 1, 2002, in the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “five (5)-year period” for “one (1)-year period”.

For purposes of the above, the value of account balances and the present value of Accrued Benefits will be determined as of the Determination Date. The account balances and Accrued Benefits of a (1) Participant who is not a Key Employee but who was a Key

Employee in a prior year, or (2) former Employee who has not been credited with at least one (1) Hour of Service with the Employer at any time during the five (5)-year period ending on the Determination Date will be disregarded (effective for Distribution Dates on and after January 1, 2002, the one (1)-year period). The calculation of the Top Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with section 416 of the Code and to the extent consistent therewith, the regulations thereunder. Employee contributions (other than deductible employee contributions) and salary deferrals will be taken into account for purposes of computing the Top Heavy Ratio. When aggregating plans, the value of account balances and Accrued Benefits will be calculated with reference to the Determination Dates that fall within the same calendar year.

11.	Section 4.03 is amended to read as follows for limitation years ending after December 31, 2001:

Section 4.03 Limitation on Benefits.

(a)	Notwithstanding any provision of the Plan to the contrary the maximum annual Retirement Benefit payable to a Participant under the Plan shall be subject to the limitations set forth in Section 415 of the Code.

(b)	If the Retirement Benefit begins before the Participant reaches age sixty-two (62), the dollar limitation described in Section 415(b)(1)(A) of the Code shall be the actuarial equivalent (as defined in (d) below) of the maximum benefit payable at age sixty-two (62).

(c)	For the purpose of applying the limitations of this Section, if the Retirement Benefit begins after the Participant reaches age sixty-five (65), such dollar limitation shall be the actuarial equivalent (as defined in (d) below) of the maximum benefit payable at age sixty-five (65).

(d)	Effective January 1, 1995, actuarial equivalent for purposes of subsections (b) and (c) shall be determined in accordance with Section 415(b) of the Code and using the Plan’s early retirement factors (for the purpose of (b)) or late retirement factors (for the purpose of (c)) or factors calculated from the Applicable Mortality Table, if applicable, and five percent (5%), whichever factors result in the lowest dollar limitation.

(e)	If the Retirement Benefit is payable neither as a life annuity nor as a qualified joint and survivor annuity with the Participant’s spouse as beneficiary, the annual Retirement Benefit shall be adjusted to a life annuity that is the actuarial equivalent (as defined in (f) below) of the annual Retirement Benefit payable under the Plan.

(f)	Effective January 1, 1995, actuarial equivalent for purpose of subsection (e) shall be determined in accordance with Section 415(b) of the Code and using the optional benefit factors as appropriate, or, factors calculated from the Applicable Mortality Table, if applicable, and five percent (5%), whichever factors result in the greater Retirement Benefit. (The Applicable Interest Rate defined in Section 1.08 is substituted for five percent (5%) in the preceding sentence for benefit forms subject to Code Section 417(e).)

(g)	Aggregation of Plans. In the case of an individual who was a Participant in one or more defined benefit plans of the Employer as of the first day of the first limitation year beginning after December 31, 1986, the application of the limitations of this article shall not cause the maximum permissible amount for such individual under all such defined benefit plans to be less than the individual’s current accrued benefit. The preceding sentence applies only if such defined benefit plans met the requirements of section 415 of the Code, for all limitation years beginning before January 1, 1987.

(h)

EGTRRA provisions. This subsection (h) shall be effective for Limitation Years ending after December 31, 2001. Benefit increases resulting from the increase in the limitations of Code Section 415(b) of the Code as a result of enactment of the Economic Growth and Tax Reconciliation Act of 2001 will be provided to all Participants who have one Hour of Service on or after January 1, 2002. Any decrease in the defined benefit dollar limitation resulting from a Participant’s commencement of benefits prior to age sixty-two (62) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account.

For purposes of any increase in the defined benefit dollar limitation resulting from a Participant’s commencement of benefits after age sixty-five (65), mortality between age sixty-five (65) and the age at which benefits commence shall be ignored.

12.	Section 5.06 is amended to read as follows:

Section 5.06 Eligible Rollover Distributions. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. For purposes of this Section 5.06 the following words and phrases shall have meaning as defined hereinbelow.

“Eligible Rollover Distribution” shall mean any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more; and any distribution to the extent such distribution is required under section 401(a)(9) of the Code.

“Eligible Retirement Plan” shall mean an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution.

“Distributee” shall mean a Participant. In addition, the Participant’s surviving spouse and the Participant’s spouse or former spouse who is the Alternate Payee under a Qualified Domestic Relations Order are Distributees with regard to the interest of the spouse or former spouse.

“Direct Rollover” shall mean a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

Notice Requirements. If an Eligible Rollover Distribution is one to which sections 401(a)(11) and 417 of the Code do not apply, the distribution may commence less than thirty (30) days after the notice required under section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that: (i) the Plan Administrator clearly informs the Distributee that the Distributee has a right to a period of at least thirty (30) days after receiving the notice in which to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (ii) the Distributee, after receiving the notice, affirmatively elects a distribution.

EGTRRA Provisions. This paragraph shall apply to distributions made after December 31, 2001. For purposes of the direct rollover provisions in this Section, an Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.

13.	Section 6.02 is amended to read as follows:

Section 6.02 Minimum Benefit. For any Plan Year in which this Plan is determined to be a Top Heavy Plan, each Participant who is not a Key Employee will accrue a benefit (to be provided solely by Employer contributions and expressed as a life annuity commencing at Normal Retirement Age) equal to two percent (2%) of his average Top Heavy Compensation for the five (5) consecutive Plan Years for which his Top Heavy Compensation was highest. To determine this highest average Top Heavy Compensation, the aggregate Top Heavy Compensation for the years during such five-year period in which the Participant was credited with a Year of Service should be divided by the number of such years.

All accrued benefits attributable to Employer contributions, whether or not attributable to years for which the Plan is a Top Heavy Plan, may be used in computing whether the minimum accrual requirements of this Section 6.02 are satisfied. However, in determining Years of Service for this purpose, any service with the Employer shall be disregarded to the extent that such service occurs during a Plan Year when the Plan benefits (within the meaning of Code Section 410(b)) no Key Employee or former Key Employee. This minimum accrual shall be determined without regard to any Social Security contribution and shall apply even though under other Plan provisions the Participant would not otherwise be entitled to receive an accrual (or would have received a lesser accrual for the Plan Year) because (a) the Non Key Employee failed to make mandatory contributions to the Plan, (b) the Non Key Employee’s Top Heavy Compensation is less than a stated amount, (c) the Non Key Employee is not employed on the last day of the Plan Year, or (d) the Plan is integrated with Social Security.

No additional benefit accrual shall be provided pursuant to the foregoing paragraph to the extent that the total accrual on behalf of the Participant attributable to Employer contributions will provide a benefit expressed as a life annuity commencing at Normal Retirement Age that equals or exceeds twenty percent (20%) of the Participant’s average Top Heavy Compensation for the five (5) consecutive Plan Years for which his Top Heavy Compensation was the highest.

14.	Section 8.02 is amended to read as follows:

Section 8.02 Claims Procedure

(a).	Claim. A Participant or Beneficiary or other person who believes that he is being denied a benefit to which he is entitled (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Administrator setting forth his claim.

(b)

Response to Claim. The Administrator shall respond within a reasonable period of time but not later than 90 days (45 days in the case of a claim for a Disability Retirement pension) after receipt of the claim. However, upon written notification to the Claimant, the response period may be extended for an additional 90 days (two additional 30 day periods in the case of a claim for a Disability Retirement pension)

for reasonable cause. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the determination. In the case of a claim for a Disability Retirement pension, the notice of an extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Claimant shall be afforded at least 45 days within which to provide the specified information.

If the claim is denied in whole or in part, the Claimant shall be provided with a written opinion using nontechnical language setting forth:

(1)	The specific reason or reasons for denial;

(2)	The specific references to pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or such information is necessary;

(4)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

(5)	The time limits for requesting a review; and

(6)	A statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following the adverse benefit determination on review.

(c).	Request for Review. Within 60 days (180 days in the case of a claim for a Disability Retirement pension) after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrator review the determination.

The Claimant or his duly authorized representative may review the pertinent documents and submit written comments, documents, records, and other information for consideration by the Administrator. The Claimant shall be provided, upon request and free of charge, reasonable access to and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. If the Claimant does not request a review of the determination within such 60 day period (the 180 day period in the case of a claim for a Disability Retirement pension), he shall be barred from challenging the determination.

(d)	Review and Decision. The Administrator shall review the determination within a reasonable period of time not to exceed 60 days (45 days in the case of a claim for a Disability Retirement pension) after receipt of a Claimant’s request for review; provided, however, that for reasonable cause such period may be extended for an additional 60 days (45 days in the case of a claim for a Disability Retirement pension) if warranted by special circumstances. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the plan expects to render the determination on review.

In the case of a committee that meets at least on a regular quarterly basis, the committee shall make a benefit determination no later than the meeting date that immediately follows the Plan’s receipt of the request for a review, unless the request for review is filed within 30 days before the meeting date. In such case, the benefit determination may be made no later than the date of the second meeting following the Plan’s receipt of the request for review.

After considering all materials and information presented by the Claimant (whether or not such materials or information were submitted or considered in the initial benefit determination), the Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant setting forth the specific reasons for the decision and containing specific references to the pertinent Plan provisions on which the decision is based.

If the claim is denied in whole or in part, the claimant shall be provided with a written opinion using nontechnical language setting forth:

(1)	The specific reason or reasons for denial;

(2)	The specific references to pertinent Plan provisions on which the denial is based;

(3)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(4)	A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures; and

(5)	A statement of the Claimant’s right to bring an action under ERISA Section 502(a).

(e)	Procedures (General). The following procedures shall apply to any claim filed or reviewed pursuant to this Section:

(1)	Any Claimant may be represented by an authorized representative; however, the Administrator may determine reasonable procedures to determine whether any individual is authorized to act on behalf of another individual.

(2)	The Administrator or any other person or persons acting as a named fiduciary for this purpose shall determine administrative safeguards designed to ensure and verify that all determinations are made in accordance with governing Plan documents and that all Plan provisions are applied consistently with respect to similarly situated Claimants.

(3)	The response periods described in subsections (b) and (d) shall be tolled for periods during which the Claimant is responding to a request for additional information that the Administrator or other named fiduciary has determined is necessary to process the claimant’s claim. The claimant shall have not less than 45 days to provide the requested information. The response periods described in subsections (b) and (d) shall recommence when the claimant provides the requested information.

(f)	Procedures (Disability). In the case of a claim that relates to a Disability Retirement pension, the following additional procedures shall apply.

(1)	An individual or committee designated by the board of directors of the Company, but not the person or persons responsible for the initial review under subsection (b), shall be the named fiduciary responsible for determining the appeal. Such individual or committee may not make such determination if the individual or committee (or a subordinate thereof) was consulted in connection with the initial claim for benefits.

(2)	The review shall not afford deference to the initial adverse benefit determination.

(3)	When the appeal is based on a medical judgment, the named fiduciary shall consult with a health care professional who has appropriate experience and training in the field involved in determining the Claimant’s disability and shall identify all medical and vocational experts whose advice was obtained in connection with the appeal. A health care professional may not be consulted under this subsection if the health care professional (or a subordinate of such individual) was consulted in connection with the initial claim for benefits.

(4)	If the named fiduciary makes an adverse benefit determination on review, the named fiduciary shall provide the Claimant with a statement that the Claimant is entitled to receive or request reasonable access to, and copies of, all information relevant to the claim for benefits, including internal rules, guidelines, and protocols (to the extent relied upon) and a statement regarding voluntary alternative dispute resolution options.

IN WITNESS WHEREOF, BancTrust Financial Group, Inc. has caused this instrument to be executed this 26th day of July, 2002.

BancTrust Financial Group, Inc.

ATTEST: (SEAL)	By:	J S. Nelson

RECEIVED AND ACKNOWLEDGED

TRUSTEE

Date: July 26, 2002	By:	Alexis Maloy